UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2008
THE CHUBB CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8661	13-2595722

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Mountain View Road, P.O. Box 1615, Warren, New Jersey	07061-1615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (908) 903-2000
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SIGNATURES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)	On June 19, 2008, the Board of Directors of The Chubb Corporation (Chubb) approved the following promotions, effective immediately:

John J. Degnan (63) was promoted to the position of Vice Chairman and Chief Operating Officer. Mr. Degnan has held various senior management positions since joining Chubb in 1991, most recently serving as Chubb’s Vice Chairman and Chief Administrative Officer since December 2002. In recognition of Mr. Degnan’s new responsibilities, Mr. Degnan’s annual base salary was increased from $711,100 to $825,000. Mr. Degnan will continue to participate in Chubb’s other compensation and benefit plans on terms and conditions applicable to Chubb’s other senior managers. Information regarding these plans is set forth in Chubb’s Proxy Statement dated March 20, 2008.

Paul J. Krump (48) was promoted to serve as Executive Vice President and Chief Underwriting Officer. Mr. Krump previously served as Executive Vice President and Chief Operating Officer of Chubb Commercial Insurance since June 2001. In recognition of his new responsibilities, Mr. Krump’s annual base salary was increased from $470,000 to $550,000. Mr. Krump will continue to participate in Chubb’s other compensation and benefit plans on terms and conditions applicable to Chubb’s other senior managers.

Harold L. Morrison (50) was promoted to the position of Executive Vice President and Chief Global Field Officer. Mr. Morrison previously served as Chubb’s Executive Vice President and U.S. Field Operations Manager since November 2003.

Dino E. Robusto (50) was promoted to replace Mr. Degnan as Chubb’s Executive Vice President and Chief Administrative Officer. Mr. Robusto previously served as Chubb’s Executive Vice President and Worldwide Claims Manager since January 2005.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE CHUBB CORPORATION
Date: June 20, 2008	By:	/s/ W. Andrew Macan
		Name:	W. Andrew Macan
		Title:	Vice President and Secretary